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EXHIBIT 11.  Earnings per share computation.


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
                                             YEAR ENDED JUNE 30,
                                    (in thousands except per share data)

                                        1994          1993          1992
Reported income before accounting
 change (primary)                     $69,285       $53,756       $39,343
Add: Convertible debentures
  interest expense, net of tax          1,211         1,931         1,931
                                      -------       -------       -------
Net income before accounting
 change (fully diluted)               $70,496       $55,687       $41,274
                                      =======       =======       =======

Reported net income (primary)         $72,285       $53,756       $39,343
Add: Convertible debentures interest
 expense, net of tax                    1,211         1,931         1,931
                                      -------       -------       -------
Net income after accounting change,
 (fully diluted)                      $73,496       $55,687       $41,274
                                      =======       =======       =======

Weighted average shares
  outstanding (primary)                58,919        57,088        54,218
Shares issuable upon
  conversion of all debentures          2,470         3,986         3,986
                                      -------       -------       -------
Weighted average shares
  outstanding (fully diluted)          61,389        61,074        58,204
                                      =======       =======       =======

Net Income per share before accounting
 change:
   Primary                             $ 1.18        $  .94         $ .72
   Fully diluted                         1.15           .91           .71

Net Income per share:
  Primary                              $ 1.23        $  .94         $ .72
  Fully diluted                          1.20           .91           .71
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